Exhibit 99.1

Fox Factory Holding Corp. to Acquire the Assets of Sport Truck USA and Expand its

Powered Vehicles Business

Fox to Expand Global Suspension Product Offerings and Distribution of its Aftermarket

Truck Line

SCOTTS VALLEY, California, March 6, 2014 – Fox Factory Holding Corp. (NASDAQ:FOXF) (“FOX” or the “Company”) today announced it has entered into a definitive agreement to acquire the assets of Sport Truck USA (“Sport Truck”), a full service, globally recognized distributor of aftermarket suspension solutions. Sport Truck primarily designs, markets, and distributes high quality lift kit solutions through its brands, BDS Suspension and Zone Offroad Products.

BDS Suspension offers complete, premium lift kit solutions that are distributed through knowledgeable four-wheel drive shops with the goal of making the purchasing process as easy as possible for consumers. Zone Offroad Products offers entry-level lift kit solutions of the same quality as the more full-featured BDS kits, providing complimentary product lines to dealers and consumers.

“The acquisition of Sport Truck’s business is well-aligned with our mission of improving vehicle performance, delivering best-in-class service, and entering into strategic adjacent markets,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “We continue to believe the powered vehicle market represents an attractive, long-term growth opportunity for us and that Sport Truck will continue on its path of strong growth as they leverage our global marketing, engineering, distribution, and supply chain resources.”

Steve Olmstead, President and CEO of Sport Truck USA commented, “We are excited to be joining the FOX team and believe the expected synergies between us will enable Sport Truck to more effectively design and optimize lift kit packages and quickly broaden our combined customer base utilizing FOX’s infrastructure to efficiently deliver aftermarket truck suspension products and services.”

FOX will acquire Sport Truck in an asset purchase transaction for approximately $44 million due at closing. The transaction is being financed with debt and includes a potential earn-out opportunity of up to a maximum of $29.3 million payable over the next three years contingent upon the achievement of certain performance based financial targets. In 2013, Sport Truck generated approximately $34 million in net sales and adjusted EBITDA of approximately $7 million based upon Sport Truck’s unaudited historical financial statements. The transaction is expected to be slightly accretive to FOX’s full year fiscal 2014 earnings excluding transaction costs with the majority of the financial benefit to be realized in full year fiscal 2015. The Company plans to provide updated full year fiscal 2014 earnings guidance upon transaction close. The Company anticipates the transaction to close by the end of March 2014.

About Fox Factory Holding Corp. (NASDAQ:FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products, the Company’s execution on its strategy to improve operating efficiencies, the Company’s optimism about its future growth prospects, Company’s belief that its acquisition of the assets of Sport Truck USA will enhance the Company’s operations; the Company’s ability to complete its acquisition of the assets of Sport Truck USA; the Company’s expected future sales and future earnings, and any other statements in this press release that are not of an historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to obtain satisfaction of customary closing requirements by Sport Truck USA in Company’s purchase of the assets of Sport Truck USA; Sport Truck USA’s ability to obtain approval from its ESOP of the sale of its assets to the Company; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in any Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations
Katie Turner
ICR
646-277-1228
Katie.turner@icrinc.com

Media Inquiries
Dan S. Robbins
FOX
831-728-7698
drobbins@ridefox.com